Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to Registration Statement on Form S-4 (No. 333-295563) of ATII Holdings of our report dated May 5, 2026 relating to the consolidated financial statements of Forge Nano, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Denver, Colorado

July 24, 2026